SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Com Only (as permitted by Rule 14a.6)
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TRIPLE-S MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[   ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials:
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A DIALOGUE

The President Informs: Regarding the Meetings, SEC and
Medical Malpractice Insurance

The Special Shareholders’ Meeting dated October 13, 2002

     On Sunday, October 13, 2002 began the works of the Triple-S Management Corporation’s Special Shareholders Meeting. The purpose of this meeting is to enable you, our shareholders, to vote on the amendments to the Articles of Incorporation and the By-laws necessary to establish the Proposal approved in the April 2001 Shareholders Ordinary Meeting.

     We know that the Proposal is the best alternative to equitably address the need expressed by our shareholders regarding the transfer of shares to spouses or heirs when these are not physicians or dentists, as well as our collective interest in increasing our shareholders base while preserving current shareholders interests. Approval of the amendments to the Articles of Incorporation and the By-laws is the next step in a process, which began with the approval of the Proposal and the subsequent issue of two determinations from the Treasury Department. One of these establishes that the proposed changes will not affect Triple-S, Inc.’s tax exemption. The other provides that said exemption would not be affected if Triple-S Management decides to declare dividends at some future date, subject to the legal and financial limitation in existence.

     It is important to highlight, in a clear and precise way, the most important characteristics of the new share structure which would be upon the approval of the Articles of Incorporation and the By-laws’ amendments in accordance with the Proposal approved on the Shareholders Ordinary Meeting dated April 29, 2001.

     Currently, Triple-S Management has only one type of shares, called Class A Shares according to the Proposal, and only physicians and dentists are shareholders. Upon the shareholder’s death, at this moment, the Class A Shares can not be transferred to a spouse or descendant if he or she is not a physician or dentist. The Proposal would change this.

Class B Shares would be created to be issued to spouse or heirs who are not physicians or dentists of a deceased shareholder in exchange for the Class A Shares he or she owned. Class B Shares will not have voting rights. Class C Shares will only be issued to physicians or dentists in order to increase the shareholders base, and they would enjoy voting rights. Class D Shares will be issued to the spouse and heirs of a deceased shareholder in exchange for the Class C Shares he or she owned. Class D Shares will have no voting rights.

Class B Shares and Class D Shares would provide shareholders with the right to transfer them to their spouse or heirs in order for them to continue having an interest in Triple-S Management Corporation. This would permit them to participate in (1) any dividend distribution Triple-S Management Corporation could declare in the future and (2) the effects it could have on the value of said shares if the Treasury Department revokes Triple-S, Inc.’s tax exemption, or if Triple-S, Inc. renounces to the same. This, in accordance with the circumstances specified by the Treasury Department. If this occurred, in the future eventuality of a dividend payment, Class C Shares and Class D Shares will have the right to receive an equivalent of one three-hundredth part (1/300) of the rate or amount determined for the Class A Shares or Class B Shares. This would protect current shareholders’ best interests.

     During the October 13, 2002 Special Shareholders Meeting, 57.3% of all voting shares issued and outstanding were present or represented. In order to approve the amendments to the Articles of Incorporation and the By-laws, and so establish the Proposal, an affirmative vote of at least 75% of the voting shares issued and outstanding is necessary. During the Meeting, 96% of the shares present and represented voted in favor of continuing the work at a later date. Therefore, the Register of Powers remains open in order for the shareholders that have not sent it in are able to do so. We encourage you to ensure your participation by sending the power form in to the management in due conformance so that we may reach the 75% required by the Articles of Incorporation in order to establish the Proposal.

     We are working tirelessly preparing the continuation of the Special Shareholders Meeting, whose date will soon be formally announced to the shareholders. We trust, that your joint effort and our, will ensure the continuing work of the Meeting with the required 75%.

The Shareholder’s Annual Meeting dated April 27, 2003 and the SEC

     As you may recall, Triple-S Management is registered with the Securities Exchange Commission (SEC) in conformance to the Securities and Exchange Act of 1934. Said registration has a direct impact on the way we undertake matters regarding our Shareholders Meetings. For our next Shareholder’s Meeting, to be held on April 27, 2003, we will once again be governed by the SEC provisions pertaining to shareholders meetings.

     For this Annual Shareholders Meeting, in accordance with another SEC provisions, the Board of Directors Secretary must receive every proposal or nomination to the director’s post to be presented by the shareholders no later than November 27, 2002 so that it may be included in the Management’s Proxy Statement. The Secretary of the Board of Directors’ office is located in Triple-S Management Corporation’s main offices, on the sixth floor of Triple-S main building, on 1441Roosevelt Ave., San Juan, Puerto Rico. The postal address is P.O. Box 363628, San Juan, Puerto Rico, 00936-3628.

     SEC’s statutory and regulatory provisions require that the Corporation, as well as the Shareholders who wish to solicit proxies from the shareholders, must sign up with this Commission and obtain an authorization regarding the solicitation of proxies. This process is similar to the one followed by the Insurance Commissioner’s Office when any Triple-S, Inc.’s shareholder wished to request powers.

Report regarding medical malpractice insurance

     Another matter of great importance to the shareholders regards medical malpractice insurance. During the Annual Meeting held on April 28, 2002, Resolution Number 5 was approved. The Resolution requests that Triple-S Management “analyze all factors related with the current situation of the professional malpractice insurance. To inform to the Shareholders, as well as Triple-S, Inc.’s physicians and dentists, the actions and results if there is something to report, at least every six months, and present a final report during the next Shareholder’s Annual Meeting.”

     We wish to inform you that Triple-S Management Corporation, as well as our subsidiary of property and casualty, Seguros Triple-S, Inc., remains firmly committed to providing medical malpractice insurance. In fact, Seguros Triple-S, Inc. is the only private insurer currently offering this service. To achieve this objective, Seguros Triple-S, Inc. follows rigorous subscription norms that are necessary in order to obtain the reinsurance of our policies, which are regulated by the Insurance Commissioner’s Office.

     Mr. Luis Pimentel, President of Seguros Triple-S, Inc., as well as CPA Ramón Ruiz, President of Triple-S Management Corporation, have been participating actively in meetings cited by the Insurance Commissioner’s Office, the Senate and House of Representatives of Puerto Rico, and medical and dental associations. Also, in forums where this important matter is discussed and examined and in public hearings. We have, at the same time, been analyzing situations in other United States jurisdiction which are similar to those which occur in Puerto Rico, and the measures they have taken in an attempt to correct the problem.

     It is important to recall that this matter requires short-term measures as well as mid and long term measures and actions. We are helping in finding solutions for this difficult situation suffered by our medical class, particularly those physicians who are specialized in high-risk areas. Finding a viable solution, which would allow our physicians to continue practicing medicine in Puerto Rico without risking the quality of medical care offered to the people of Puerto Rico, is part of our firm commitment.

     Taking into account the limitations and requirements of the reinsurance market and the scarce local alternatives it offers (realities we can neither control nor influence), we are evaluating ideas which would be part of a bill proposal which would take into account and reasonably balance the different interests. We will continue our effort to find a solution for our particular situation, conscious of the fact that if it is to be a true solution it must be viable and must have the support of physicians, patients, and the other affected sectors.

     Our Board of Directors and the Administration of Triple-S Management Corporation reiterate their commitment regarding this important matter, as well as any other which directly or indirectly affects our shareholders’ welfare, and the welfare of our subsidiaries’ participants and insured. Our Honorable Assembly’s mandate is the North, which guides our initiatives. We are counting on you so we may move forward with all our missions.

Sincerely,

/s/ Dr. Fernando J. Ysern-Borrás
Dr. Fernando J. Ysern-Borrás
Chairman of the Board of Directors.